EXHIBIT 10.1
                           EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT, effective March 1, 2003, by and between CHEX Services, Inc., a Minnesota corporation (the "Company") and Ijaz Anwar (the "Employee").

     RECITALS:

     WHEREAS, the Company desires to retain the services of the Employee as Chief Financial Officer and Treasurer and the Employee desires to continue in such position so long as neither party has the right to terminate this Agreement pursuant to the terms hereof and

     WHEREAS, the Employee and the Company have negotiated certain terms and conditions regarding the Employee's relationship with the Company and desire to enter into this written Agreement under the terms and conditions contained herein;

     AGREEMENT:

     NOW, THEREFORE, in consideration of the mutual promises contained herein, it is hereby agreed as follows:

     1. EMPLOYMENT. Subject to all of the terms and conditions of this Agreement, the Company hereby continues to employ the Employee and the Employee accepts such employment as its Chief Financial Officer and Treasurer for the term of this Agreement. Employee agrees to perform such employment duties as the President of the Company (the "President ") shall assign to Employee from time to time provided that such duties are reasonably consistent with Employee's education, experience and background. Employee agrees to serve the Company and all Company Affiliates faithfully and to the best of Employee's ability, and to devote Employee's full time, attention and efforts to the business and affairs of the Company and all Company Affiliates. Employee hereby confirms that he/she is under no contractual commitments inconsistent with his/her obligations set forth in this Agreement and that, during the Term, Employee will not render or perform any services for any other corporation, firm, entity or person, other than a Company Affiliate, unless he/she first obtains the express consent of the Company.

     2. EMPLOYEE'S RESIDENCE. Company will require employee to live in a reasonable proximity of its corporate office currently located in Minnetonka, Minnesota.

     3. TERM. Subject to earlier termination in accordance with Section 4 below, this Agreement is effective as of the 1st day of March 2003 (the "Effective Date"), and its initial term will continue for a three-year period until February 28th, 2006 (the "Initial Term") unless extended by mutual agreement of the parties hereto.

     4. TERMINATION. Subject to the continuing obligations of the Employee under
Section 6, 7 and 8 below:

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     (a)  The Company may terminate this Agreement immediately upon written notice to the Employee "for cause," in the event that the Board of Directors determines that any of the following has occurred:

          (i) Any willful material breach by the Employee of any of the provisions of this Agreement;

          (ii) The Employee's conviction of a felony;

          (iii) Any fraud, misappropriation, embezzlement, breach of fiduciary duty, intentional tort, or other act of dishonesty or crime committed by the Employee against the Company; or

          (iv) Any willful or habitual neglect of duties by the Employee including specifically the repeated failure to perform his/her duties after notice of such failure from Company and the expiration of sixty (60) days without corrective action having been undertaken by Employee.

     (b) This Agreement will terminate upon the Employee's death or upon written notice from the Company in the event of the Employee's permanent disability that prevents the Employee from performing the essential functions of Employee's position, with or without reasonable accommodation, provided Employee has exhausted Employee's entitlement to any applicable leave, if Employee desires to take and satisfies all eligibility requirements for such leave.

     (c) The Company may terminate this Agreement immediately upon written notice to the Employee for any other lawful reason other than those set forth in Section 4(a)-(b) above, and upon such termination, the Company shall continue to pay to the Employee the Employee's Base Salary (defined herein) in effect on the date of such termination, according to Section 10 below.

     (d)  Employee may terminate this Agreement at any time by giving thirty
          (30) days written notice thereof to Company, to take effect at the end of the 30-day notice period. Upon receiving said notice of termination, Company may at its option elect to have Employee cease to provide services immediately, provided that during such 30-day notice period, Employee shall be entitled to earn and be paid his/her Base Salary, as described in Section 5(a).

     (e) Employee may terminate this Agreement upon notice to Company for a "Good Reason." Any such termination shall take effect on the date set forth in Employee's notice of termination. A "Good Reason" shall include any of the following:

          (i) Company assigns Employee to a position, responsibilities or duties that is or are of a materially lesser status and degree of responsibility than the position,

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               responsibilities or duties Employee had immediately prior to the assignment, and Employee does not consent to the assignment;

          (ii) Company effects a material reduction in the amount of the Employee's total compensation, which "total compensation" is the sum of the Base Salary, any potential incentive or bonus compensation, and the monetary value of the benefits and perquisites Company provides to Employee; provided, however, that Company's decision to reduce the Base Salary, the amount of any potential incentive or bonus compensation, or to terminate or amend any specific benefit or perquisite alone shall not be a "material reduction," if the value of Employee's total compensation is not materially reduced;

          (iii) any liquidation or dissolution of Company or its Parent.

     5. COMPENSATION.

     (a) SALARY. In consideration for the Employee's services under this Agreement, the Company will pay the Employee a base salary of Sl22,000.00 per year (the "Base Salary"). The Base Salary will be paid in equal weekly installments in accordance with standard corporate payroll practices, beginning as of the Effective Date of this Agreement. The Base Salary will be reviewed annually and may be adjusted upon such review according to Company's standard policies for salary adjustment applicable to senior management employees. The Company will increase Employee's salary at least 5% each year, in the event the Employee is meeting the reasonable expectations of the Company in the performance of his duties.

     (b) BENEFITS. During the term of Employee's employment by Company, Employee shall be entitled to participate in the medical and health, life insurance and other benefits offered generally by Company to its employees, to the extent that Employee's position, tenure, salary, health, and other qualifications make Employee eligible to participate. Employee's participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company will pay the entire premium for Employee's individual Medical and Dental expense provided that the Employee utilizes Company's Insurance providers, less $65.00 Employee monthly contribution. This will be in effect until a qualified event of change in family status at which time the Company will pay the entire premium for Employee's family Medical and Dental expense provided that the Employee continues to utilize Company's Insurance providers, less S151.65 Employee monthly contribution. Company does not guarantee the adoption or continuance of any particular Employee benefit during Employee's employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits during the term of Employee's employment. The Company guarantees the following minimum benefits to Employee: (1) family health and dental insurance; (2) individual life insurance; and (3) participation in the Company's 401K plan. While the Company guarantees these

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          benefits, it has the full discretion to alter the terms of any of the specific benefits plans, consistent with the applicable laws. In addition, the Company agrees to provide Employee a minimum of $700/per month for a car allowance. In addition, the Company agrees to obtain and maintain life insurance, which provides benefits to the Employee's stated beneficiaries in the minimum amount of three years salary.

     (c) VACATION. The Employee shall be entitled, during the term of his/her employment, vacation of thirty (20) working days annually, during which time his/her compensation shall be paid in full.

     (d) EXPENSES. The Company will reimburse the Employee for all usual, reasonable and necessary expenses paid or incurred by the Employee in the performance of the Employee's duties hereunder, provided that such expenses are incurred in accordance with all applicable Company policies and the Employee has submitted all receipts and other documentation required by such policies.

     (e) INCENTIVE-COMPENSATION. Employee shall be eligible to participate in any performance-based incentive or bonus compensation program the Company establishes for that calendar year for its executive employees generally, or for Employee specifically, according to the tents and conditions of such program(s), including the annual qualitative and quantitative performance targets the Company will establish after consultations with Employee.

     (f) EXECUTIVE PERQUISITEs. Employee will be eligible to receive any executive perquisites that the Company may from time to time deem are appropriate and administratively feasible to provide to executives who are similar in position, title and duties to Employee. Employee understands that the Company may in its sole discretion modify or terminate any executive perquisite offered to Employee. Employee acknowledges that the perquisites that may be provided to his/her hereunder may be taxable, and he agrees the Company shall have no obligation to pay any taxes Employee incurs as a result of those benefits or perquisites

     6. INVENTIONS.

     (a) "Inventions," as used in this Section 6, means any inventions, discoveries, improvements and ideas (whether or not they are in writing or reduced to practice) or works of authorship (whether or not hey can be patented or copyrighted) that the Employee makes, authors, or conceives, (either alone or with others) and that,

          (i) concern directly the Company's business or the Company's present or demonstrably anticipated future research or development;

          (ii) result from any work the Employee performs for the Company;

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          (iii) use the Company's equipment, supplies, facilities, or trade secret information; or

          (iv) the Employee develops during the time the Employee is performing employment duties for the Company.

     (b) All Inventions made by the Employee during the term of this Agreement will be the Company's sole and exclusive property. The Employee will, with respect to any Invention:

          (i) keep current, accurate, and complete records, which will belong to the Company and be kept and stored on the Company's premises ~ while the Employee is employed by the Company;

          (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request);

          (iii) assign (and the Employee does hereby assign) to the Company all of the Employee's rights to the Invention, and applications the Employee makes for patents or copyrights in any country, and any patents or copyrights granted to the Employee in any country; and

          (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company's opinion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.

NOTICE: PURSUANT TO MINN. STAT. SS 181.78, EMPLOYEE IS HEREBY NOTIFIED THAT THIS AGREEMENT DOES NOT APPLY TO ANY INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF COMPANY WAS USED AND WHICH WAS DEVELOPED INITIALLY ON THE EMPLOYEE'S OWN TIME AND: (1) WHICH DOES NOT RELATE: (A) DIRECTLY TO THE BUSINESS OF COMPANY; OR (B) TO COMPANY'S ACTUAL OR DEMONSTRABLE ANTICIPATED RESEARCH AND DEVELOPMENT; OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY EMPLOYEE FOR THE COMPANY.

The Employee represents that, except as previously disclosed to the Company in writing, as of the date of this Agreement the Employee has no rights under and will make no claims against the Company with respect to, any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by the Employee during the term of this Agreement.

     7. CONFIDENTIAL INFORMATION.

     (a) "Confidential Information," as used in this Section 7, means information that is not generally known and that is proprietary to the Company or that the Company is

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          obligated to treat as proprietary. Any information that the Employee reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Employee or other originated it and regardless of how the Employee obtained it).

     (b) Except as specifically authorized by an authorized officer of the Company or by written Company policies, the Employee will not, either during or after employment by the Company, use or disclose Confidential Information to any person who is not also an employee of the Company. Upon termination of employment, the Employee will promptly deliver to the Company all records and any compositions, articles, devices apparatus and other items that disclose, describe or embody Confidential Information or any Invention, including all copies, reproductions and specimens of the Confidential Information in the Employee's possession, regardless of who prepared them and will promptly deliver any other property of the Company in the Employee's possession, whether or not Confidential Information.

     8. COMPETITIVE ACTIVITIES. During the term of employment with the Company, and if this Agreement is terminated pursuant to Sections 4(a)-(b-(d)) prior to the expiration of the Initial Term, for a period ozone year following such termination:


     (a) Employee will not alone, or in any capacity with another firm or organization,

          (i) directly or indirectly engage in any commercial activity that competes with the Company's business, as the Company has conducted such business during the five years before Employee's employment with the Company ends, within any region (defined as any state in the United States or any country) in which the Company at the time of termination of employment directly or indirectly markets or services products or provides services or is otherwise engaged in operations;

          (ii) in any way interfere or attempt to interfere with the Company's relationship with any of its current or potential customers; or

          (iii) employ or attempt to employ any of the Company's then employees on the behalf of any other entity competing with the Company.

     (b) The Employee will, prior to accepting employment with any new employer, inform that potential employer of this Agreement and provide that potential employer with a copy of this Agreement.

     (c) This Section 8 will cease to be applicable to any commercial activity of the Employee from and after such time as the Company (i) has ceased all business activities for a period of sixty days or (ii) has made a decision through its Board of Directors not to continue, or has ceased for a period of sixty days, the business activities with which such commercial activity of the Employee would be competitive.

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     9. CONFLICTING BUSINESS. The Employee will not enter into any business transactions with the Company in the Employee's personal capacity, or as agent, owner, partner or shareholder of any other entity; provided, however, that the Employee may enter into any such business transaction that is determined by the Board of Directors, acting by a majority vote in attendance at the Board meeting (excluding interested board members), to be reasonable and prudent and as favorable to the Company as would be a business transaction negotiated at arm's length between independent individuals.

     10. COMPENSATION UPON TERMINATION. Upon termination of this Agreement and Employee's employment for any reason, Company shall pay Employee (i) his Base Salary earned and vacation accrued through the date of termination, and (ii) any sum that is reimbursement for any business expenses the Employee incurs prior to the date of termination. In addition:

     (a) If Employee's employment terminates due to Employee's total disability pursuant to Section 4(b), or if Company terminates Employee's employment for "cause" in accordance with Section 4(a), or if Employee voluntarily terminates his employment under Section 4(d), Employee shall not be entitled to receive any further compensation under the provisions of this Agreement after the date of such termination, subject to applicable law.

     (b) If Company terminates Employee's employment under Section 4(c), or if Employee terminates his employment under Section 4(e), and if Employee first signs and then does not rescind a general release of claims in a form acceptable to Company (the "Release"), Company will:

     (i) pay Employee, as severance pay an amount equal to Employee's Base Salary on the termination date, computed on a monthly basis, multiplied by the greater of: the number of months remaining of the term of this Agreement or twelve (12) months. Any severance payment made under this Section will, at the discretion of Employee, be paid either in a single, lump sum payment or in equal monthly installments commencing on the last day of the month in which the termination date falls; and

     (ii) pay Employee a pro rata share of any incentive compensation Employee would have been paid for the current calendar year, if Employee had remained employed during the entire period upon which the incentive compensation payment is to be calculated, to be paid at the time the bonus for that calendar year is paid according to the terms of the then current incentive program. For purposes of this paragraph, the term "pro rata" means 1/12 of the amount of the total incentive compensation payment, multiplied by the number of months Employee was employed during the calendar year in which termination occurred.

     (iii) Employee acknowledges and agrees that if he does not sign the Release or if he signs the Release but then rescinds any part of it, he shall not be entitled to

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          receive any of the compensation he may otherwise be entitled to receive under this Section (lOb).

     (iv) accelerate the vesting of all stock options granted the Employee.

     (c) Notwithstanding any other provision in this Agreement, should Employee's employment be terminated for any reason, he will not earn and will have no right to receive any compensation except as expressly provided in this Agreement or in the terms and conditions of an Company compensation plan or program referenced herein.

     11. NO ADEQUATE REMEDY. The Employee understands that if the Employee fails to fulfill the Employee's obligations under this Agreement, the damages to the Company would be very difficult to determine. Therefore, in addition to any other rights or remedies available to the Company at law, in equity, or by statute, the Employee hereby consents to the specific enforcement of this Agreement by the Company through an injunction or restraining order issued by an appropriate court.

     12. INDEMNIFICATION. The Company shall use its best efforts to obtain and maintain directors and officers liability insurance ("D&O Insurance") on terms reasonably satisfactory to the Employee; PROVIDED THAT, it is hereby agreed that if the Company, after exercising its best efforts to obtain or maintain the D&O Insurance is unable to do so in the opinion of the Board, the Company hereby agrees to indemnify and hold harmless the officers and directors, and shall to the extent of reasonably available working capital, make advances of reasonable expenses to each director, officer and employee of the corporation, whether or not then in office or employed by the corporation, as prescribed by Minnesota Statutes, Section 302A.521. The foregoing right of indemnification and the right to receive advances of expenses shall not be exclusive of other rights to which any director, officer or employee may be entitled as a matter of law or under any bylaw, agreement, vote of shareholders, or otherwise. The Articles or Bylaws of the Company shall at all times provide that the officers and directors shall be indemnified, held harmless and entitled to advancement of expenses, all to the fullest extent permitted by law.

     13. NO CONFLICT OR JOINT REPRESENTATION. Employee acknowledges that Rider, Bennett, Egan & Arundel, LLP ("Rider Bennett") has represented the Company and not Employee in all matters relating to this Agreement. Employee further acknowledges that neither the Company nor Rider Bennett have provided any legal advice to Employee in relation to the termination this Agreement. Employee has had the opportunity to seek independent legal counsel regarding this Agreement. Employee hereby waives any conflict of interest arising by virtue of any past representation of the Company or Employee by Rider Bennett.

     14. MISCELLANEOUS.

     (a) NO CONFLICTS. The Employee represents and warrants to the Company that neither the entering into of this Agreement nor the performance of any of the Employee's obligations hereunder will conflict with or constitute a breach under any obligation of the Employee, under any agreement or contract to which the Employee is a party or

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          any other obligation by which the Employee is bound. Without limiting the foregoing, the Employee will at no time utilize any trade secrets or other intellectual property of any third party while performing services hereunder.

     (b) SUCCESSORS AND ASSIGNS. This Agreement is binding on and inures to the benefit of the Company' 5 successors and assigns, all of which are included in the term the "Company" as it is used in this Agreement; provided, however, that the Company may assign this Agreement only in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement is also binding on the Employee's heirs, spouse, successors, assigns and legal representatives.

     (c) MODIFICATION. This Agreement may be modified or amended only by a writing signed by both the Company and the Employee.

     (d) GOVERNING LAW. The laws of Minnesota will govern the validity, construction and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and the Employee hereby consent to the exclusive jurisdiction of that court for this purpose.

     (e) CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any portion of this Agreement is to any extent declared invalid by a court of competent jurisdiction under the applicable law, that provision will remain effective to the extent not declared invalid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions

     (f) or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by and law or any related document.

     (g) CAPTIONS. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

     (h) ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between parties concerning the matters in this Agreement, including without limitation any policy or personnel manuals of the Company.

     (i) NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated at the beginning of this Agreement. These addresses may be changed at anytime by like notice.

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     (j)  SURVIVABILITY. The parties specifically acknowledge that the obligations set forth in Sections 6, 7, and S survive the termination of Employee' s employment with the Company.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first written above.


                                        CHEX SERVICES, INC.

                                    By: /s/ James P. Welbourn
                                        ------------------------------------
                                    Its: President
                                        ------------------------------------

                                Employee: /s/ Ijaz Anwar
                                         -----------------------------------






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